Exhibit 10.16

REDACTED
Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

AMENDMENT NO. 2 TO LETTER AGREEMENT

This Amendment No. 2 (“Amendment No. 2”) to the Development Program Letter Agreement of May 16, 2017 is entered into and effective as of August 1, 2019 (the “Amendment No. 2 Effective Date”) by and between Arcturus Therapeutics, Inc. (“Arcturus”) and the Cystic Fibrosis Foundation (“CFF”).

WHEREAS, Arcturus and an CFF affiliate, Cystic Fibrosis Foundation Therapeutics, Inc. (“CFFT”), entered into the Development Program Letter Agreement of May 16, 2017, as amended by Amendment No. 1 dated July 13, 2018 (the “Agreement”); and

WHEREAS, CFFT assigned the Agreement to CFF; and

WHEREAS, the parties wish to further amend the Agreement by this Amendment No. 2.

NOW, THEREFORE, in consideration of the mutual covenants set forth in the Agreement and this Amendment No. 2 and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.

Increased Award and Matched Funds. The parties acknowledge that a total of $20 million is required to advance LUNAR-CF through the opening of an Investigational New Drug (“IND”). In order to cover such costs, the Agreement is amended as follows:

(a)

The “Amount of Award” specified in the Agreement is increased to $15 million and, as specified in Exhibit B-2 (attached to this Amendment No. 2), the Award shall be disbursed by CFF in accordance with the following schedule:

(i)	$4 million upon the execution of this Amendment No. 2;
(ii)

$2 million each within thirty (30) days after receiving an invoice from Arcturus for January 1, April 1, July 1, and October 1, 2020, respectively, to allow Arcturus to complete the goals set forth in Exhibit B-2; and

(b)

$3 million within thirty (30) days after receiving an invoice (on or about November 15, 2020), to allow Arcturus to complete the Good Manufacturing Practice (“GMP”) activities included in Exhibit A-2 budget, and an IND application has been opened. This $3 million payment will be reduced by the Prior Award.

(c)	Arcturus shall provide $5 million (the “Matching Funds”) as required to pay the remaining budgeted costs in accordance with Exhibit A-2.

2.Amendments to Section 2 of Agreement. Section 2 of the Agreement is hereby deleted and the following inserted in lieu thereof:

“2.

Royalties. In consideration of CFF’s Award under this Agreement and CFF’s license and transfer of intellectual property and CFF Know-How pursuant to this Agreement, Arcturus shall pay to CFF the following royalties:

(a)

(i) [***] of Net Sales of CF Products and the first three (3) Pulmonary Products approved for commercial sale (collectively “Covered Products”) in North America until [***] the Actual Award is payable to CFF; and (ii) [***] of Net Sales of Covered Products in the European Union (including the United Kingdom (even if it is no longer a member)) until [***] the Actual Award is payable to CFF.

(b)	After the royalty set forth in subparagraph (a)(i) is fully paid:
(i)	[***] of annual Net Sales of Covered Products up to [***]; and
(ii)	[***] of annual Net Sales of Covered Products over [***],

provided that, (A) the royalty rate specified in (i) above shall no longer be applicable and the royalty rate specified in (ii) above shall be applicable to all Net Sales of Covered Products after aggregate Net Sales of Covered Products exceed [***]; and (B) the royalties specified in this subparagraph (b) shall no longer be applicable in a country with respect to each CF Product or Pulmonary Product individually after the latest to occur of the following: (X) the date of expiration of the last valid patent claim in such country for such product; (Y) the expiration of the data exclusivity period conferred by a regulatory authority for such product in such country; and (Z) ten (10) years from the date of the first commercial sale of such product in such country.

(c)

For products that are neither Covered Products nor OTC Products, that are approved for commercial sale in any country, [***] of annual Net Sales up to [***] the Actual Award. Any amount previously paid to CFF pursuant to this subparagraph (b) shall reduce the amount otherwise payable to CFF pursuant to this subparagraph (c), and any amount paid to CFF pursuant to this subparagraph (c) shall be subtracted from the amount otherwise due to CFF under subparagraph (b).

(d)

In the event of a license, sale or other transfer of a Covered Product or Arcturus Development Program Technology (excluding Net Sales) or a Change of Control Transaction (collectively a “Disposition Transaction”), Arcturus and/or its shareholders shall pay to CFF the following (the “Disposition Payment”):

(i)	if the Disposition Transaction occurs prior to the first patient being dosed in a Phase 1 study, [***] of the consideration received by Arcturus and its shareholders up to [***] the Actual Award; and
(ii)

if the Disposition Transaction occurs on the date or subsequent to the first patient being dosed in a Phase 1 study, [***] of the consideration received by Arcturus and its shareholders up to [***] the Actual Award, and

(iii)	for purposes of (i) and (ii) above the consideration received shall include both upfront and subsequent payments. whether received in cash or other property, including equity;

The Disposition Payment shall reduce any amount due to CFF under subparagraphs (a), (b) and (c) until the full amount of the Disposition Payment has been offset against any amount otherwise due to CFF under such subparagraphs. Any Disposition Transaction shall be null and void unless the third-party transferee in such transaction expressly assumes the joint and several obligation of the royalties specified in subparagraphs (a), (b) and (c), as such amount may be reduced in accordance with the preceding sentence.

(e)

The payments due to CFF under subparagraphs (a), (b) and (c) of this Section 2 shall be reduced proportionately if CFF’s Actual Award is less than $15 million by multiplying the respective percentages set forth in such subparagraphs by a fraction, the numerator of which is the Actual Award, and the denominator of which is $15 million.

(f)	There shall be added to the Actual Award for purposes of determining the maximum payments to CFF under subparagraphs (a), (c) and (d) the Prior Award.
(g)

The payments to CFF under this Section 2 shall be made within sixty (60) days following: (i) in the case of subparagraphs (a), (b), and (c), the quarter during which the Net Sales giving rise to the payments are made, and (ii) in the case of a Disposition Transaction, any payment that is received by Arcturus and/or its shareholders with respect to a Disposition Transaction.”

3.	Amendment to Section 9 of the Agreement. Section 9 of the Agreement is amended by re-designating subparagraph (b) as subparagraph (c), and inserting the following new subparagraph (b):
“(b)	CFF may terminate this Agreement without cause effective after the first anniversary of the Amendment No. 2 Effective Date by providing at least thirty (30) days notice to Arcturus.
4.

Exhibits. Exhibits A and B attached to the Agreement executed by the parties on May 16, 2017 are no longer applicable and are hereby replaced by revised Exhibits A-2 and B-2 attached to this Amendment No. 2. In the interest of time, Exhibit B-2 is left blank. The parties shall establish reasonable goals for development of the CF Product during 2019 and 2020 against which to measure actual progress at the first meeting of the PAG following the Amendment No. 2 Effective Date and shall agree on a reasonable series of activities that should be completed by Arcturus during such period and set forth such goals in Exhibit B-2 and the timing of Matching Funds. A completed Exhibit B-2 shall be incorporated into this Amendment No. 2 for such purposes immediately after such PAG meeting.

5.	Amendment to Section 12 of the Agreement. The following definitions are amended or inserted as follows:
•	“Actual Award” means the total amount of the Award actually paid to Arcturus excluding the Prior Award.
•

“CF Product” shall mean native or chemically modified ribonucleotide sequence of cystic fibrosis transmembrane conductance regulator in any form, dosage or preparation in finished form, any derivative or combination product, and any successor product containing Arcturus Development Program Technology for treatment of lung disease, disorder, or syndrome.

•	“Covered Product” shall have the meaning set forth in Section 2(a)(i).
•	“Matching Funds” shall have the meaning set forth in Section 1(b) of Amendment No. 2.
•

“OTC Product” means native or chemically modified ribonucleontide sequence of ornithine transcarbamylase protein in any form, dosage or preparation in finished form, any derivative or combination product, or any successor product of the treatment of ornithine transcarbamylase deficiency, ornithine carbarmyltransferase deficiency, or hyperammonemia due to ornithine transcarbamylase deficiency.

•

The term “Net Sales”: (i) for purposes of calculating the royalty specified in Section 2(c) (as amended by this Amendment No. 2) shall be calculated by reference solely to Net Sales of products that are subject to the royalty specified in such Section 2(c); and (ii) the term “in the Field” shall be deleted in such definition.

•	“Prior Award” means $934,983.
•

“Product” shall be deleted in the Agreement wherever it appears and the following inserted in lieu thereof: (i) as provided in this Amendment No. 2 in connection with Section 2 of the Agreement; (ii) with the term “CF Product” in all other places in the Agreement except as provided in (iii) and (iv) as follows: (iii) with the phrase “CF Product and Pulmonary Product” sections: 6, 7, 8, and (iv) in the definition of “Net Sales” with “Covered Products”.

•

“Pulmonary Product” shall mean native or chemically modified ribonucleotide sequence of a mammalian protein in any form, dosage or preparation in finished form, any derivative or combination product, or any successor product containing Arcturus Development Program Technology for treatment of lung disease, disorder, or syndrome.

•	“Royalty Cap” is deleted.
•	“Surviving Royalties” is deleted.
6.

References to CFFT. All references to “Cystic Fibrosis Foundation Therapeutics, Inc” and “CFFT” shall be deleted from the Agreement, and the “Cystic Fibrosis Foundation” and “CFF”, respectively, shall be inserted, in lieu thereof.

7.

Continuing Effect. Except as set forth in this Amendment No. 2, the Agreement shall remain in full force and effect and capitalized terms shall have the same meaning as ascribed to such terms in the Agreement.

8.

Counterparts. This Amendment No. 2 may be executed in any number of counterparts, each of which shall be an original instrument and all of which, when taken together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF. The undersigned have executed this Amendment No. 2 as of the Amendment No. 2 Effective Date.

Cystic Fibrosis Foundation		Arcturus Therapeutics, Inc.

	/s/ Vera Twigg		/s/ Joseph E. Payne
Name:	Vera Twigg	Name:	Joseph E. Payne
Title:	EVP & CFO	Title:	President & CEO

/s/ Chris Gegelys
Name:	Chris Gegelys
Title:	SVP & Chief Legal Officer